Exhibit 99


     FOR IMMEDIATE RELEASE:   CONTACT:  Rod N. Raynovich
                                        President and Chief Executive Officer
                                        CompuMed, Inc.
                                        (310) 643-5106 ext. 299

                                        Noonan/Russo Communications, Inc.
                                        (212) 696-4455
                                        Jonathan Fassberg (investor) ext. 248
                                        Rich Tammero (media) ext. 222



                      COMPUMED ANNOUNCES TERMS OF MERCK LICENSE

     Manhattan Beach, CA, October 17, 1995 -- CompuMed, Inc. (Nasdaq Small Cap:
     CMPD) is filing a Form 8-K with the U.S. Securities & Exchange Commission
     (SEC) containing its technology license agreement with Merck & Co., Inc. (NYSE: MRK) as an exhibit. Under that agreement, Merck was granted a perpetual, exclusive license of CompuMed's OsteoGram(R) technology and was assigned CompuMed's software copyright and OsteoGram(R) trade name. CompuMed retained the right to make major enhancements to the technology and to use or license such enhancements, subject to providing Merck with first opportunities to license or acquire them from CompuMed on terms to be negotiated.

     The OsteoGram technology is used to measure bone mineral density, which might be considered by a physician in reaching a diagnosis of osteoporosis. Merck was recently granted U.S. Food and Drug Administration (FDA) clearance to market Fosamax(R), a drug that can be used for the treatment of osteoporosis in post menopausal women.

     Under the license agreement for the first-generation OsteoGram(R), Merck will pay CompuMed royalties for each revenue-producing test using the OsteoGram(R) technology during the years 1996 through 2000. The royalties will escalate from $2 to $4 per test over that period. These royalty payments have no maximum amount during 1996 through 1998, but they are subject to a maximum in 1999 equal to the lesser of 10 percent of Merck's total collected revenues or $3 million and a maximum in 2000 equal to the lesser of 10 percent of Merck's total collected revenues or $4 million. There are no minimum royalties under the agreement.

     CompuMed is focused on providing solutions to important medical problems through the use of computer technology. In addition to the OsteoGram(R), CompuMed is focused on telemedicine services for cardiology and currently provides on-line computer interpretation of medical tests, such as electrocardiograms (ECGs), to physicians and healthcare providers.

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